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HPreston@kilpatricktownsend.com

CM Advisors Family of Funds
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

November ___, 2017

Ladies and Gentlemen:

As counsel to the CM Advisors Family of Funds, a Delaware statutory trust (“Trust”), on behalf of its CM Advisors Fund (the “Target Fund”) and CM Advisors Small Cap Value Fund (“Acquiring Fund”), each a segregated portfolio of assets (“series”) of Trust (“Acquiring Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization and Termination, dated as of _________, 2017 (the “Agreement”), by and between Trust, on behalf of itself, Acquiring Fund, Target Fund and solely for certain limited provisions Van Den Berg Management I, Inc. (d/b/a CM Fund Advisors) as advisor to the Funds (the “Advisor”).

The following transactions (referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Target Fund will transfer all of Target Fund’s assets to Acquiring Fund and assume all of Target Fund’s liabilities solely in exchange for a number of shares of Acquiring Fund (“shares of Acquiring Fund”) having an aggregate net asset value (“NAV”) equal to the aggregate NAV of all full and fractional Target Fund shares then outstanding; (ii) Target Fund will distribute the shares of Acquiring Fund received in step (i) to the shareholders in complete liquidation thereof (for tax purposes); and (iii) terminating the Target Fund.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a) Each of Target Fund, Acquiring Fund and Trust is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b) Acquiring Fund is a separate series of Trust, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

ANCHORAGE  ATLANTA  AUGUSTA  CHARLOTTE  DALLAS  DENVER  HOUSTON  LOS ANGELES  NEW YORK  RALEIGH  SAN DIEGO

SAN FRANCISCO  SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

CM Advisers Family of Funds
______________, 2017

(c) Target Fund is a separate series of Trust, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(d) Each of Target Fund and Acquiring Fund has met the requirements of subchapter M of the Code for treatment as a “regulated investment company” within the meaning of sections 851 and 852 (“RIC”) in respect of each taxable year since the commencement of its operations, and will continue to meet such requirements at all times through the Closing Date. Acquiring Fund intends to continue to qualify as a RIC after the closing of the Reorganization. Target Fund intends to continue to qualify as a RIC after the closing of the Reorganization until its dissolution and liquidation shortly thereafter.

(e) The fair market value of the shares of Acquiring Fund received by each shareholder of Target Fund will be equal to the fair market value of the shares of Target Fund surrendered in exchange therefor.

(f) Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by Target Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Target Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by Target Fund immediately before the Reorganization will be included as assets of Target Fund held immediately prior to the Reorganization.

(g) Acquiring Fund does not have any plan or intention to reacquire any of its shares issued in the Reorganization, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(h) Following the Reorganization, Acquiring Fund will continue the historic business of Target Fund in a substantially unchanged manner. On the date of the Reorganization at least 33 1/3rd of Target Fund’s assets will meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund. Target Fund did not alter its portfolio in connection with the Reorganization to meet the 33 1/3rd threshold.

(i) The liabilities of Target Fund assumed by Acquiring Fund, and any liabilities to which the transferred assets of Target Fund are subject, were incurred by Target Fund in the ordinary course of its business.

(j) Acquiring Fund, Target Fund and the shareholders of Target Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. Any expenses of Target Fund that are paid or assumed by an investment advisor to Target Fund or by an investment advisor to Acquiring Fund will be solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

CM Advisers Family of Funds
______________, 2017

(k) There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund that was issued, acquired or will be settled at a discount.

(l) Target Fund has qualified, and each of Target Fund and Acquiring Fund will qualify at the time of the Reorganization, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851.

(m) The fair market value of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities of Target Fund assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(n) During the five-year period ending on the date of the Reorganization, Acquiring Fund has not owned, directly or indirectly, any shares of Target Fund.

(o) Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(p) Neither Acquiring Fund nor any person related (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations) to Acquiring Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Reorganization, with consideration other than shares of Acquiring Fund, Acquiring Fund shares furnished in exchange for the assets of Target Fund in the Reorganization, either directly or through any agreement or arrangement with any other person, other than redemptions by Acquiring Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(q) During the five-year period ending on the date of the Reorganization: (i) neither Acquiring Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) to Acquiring Fund has acquired Target Fund’s shares with consideration other than shares of Acquiring Fund; (ii) neither Target Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations but without regard to Section 1.368-1(e)(4)(i)(A) of the Treasury Regulations) to Target Fund has acquired shares of Target Fund with consideration other than shares of Acquiring Fund or shares of Target Fund, except for redemptions by Target Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to Target Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to Target Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for Target Fund’s tax treatment as a RIC.

(r) The aggregate value of the acquisitions, redemptions and distributions described in paragraphs (q) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target Fund on the date of the Reorganization.

CM Advisers Family of Funds
______________, 2017

(s) No cash will be distributed in lieu of fractional shares in the Reorganization.

(t) The total adjusted basis of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities of Target Fund to be assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(u) At the time of the Reorganization, no options, warrants or rights are outstanding with respect to the shares of Target Fund. No options, warrants or rights with respect to the shares of Target Fund have been or will be redeemed in connection with the Reorganization.

(v) Target Fund is and has always qualified as RIC and Target Fund has not engaged any built-in gain transactions (as described in Notice 88-19, 1988-1 C.B. 486 or the Treasury Regulations sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7).

(w) No Target Fund shareholder that is affiliated with Trust or Advisor has redeemed or will redeem any Target Fund shares in connection with the Reorganization.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Combined Proxy Statement and Prospectus, Form N-14, filed on the date hereof by Trust with the Securities and Exchange Commission with respect to the Reorganization (the “Proxy Statement”), the Agreement, and such other documents concerning the Reorganization as we have deemed necessary. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Reorganization.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

CM Advisers Family of Funds
______________, 2017

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1) The transfer of the Assets of the Target Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund followed by the distribution of the Acquiring Fund shares to shareholders in complete dissolution and liquidation of the Target Fund, all pursuant to the Agreement, will, more likely than not, constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Acquiring Fund and the Target Fund, will, more likely than not, each be a “party to the reorganization” within the meaning of section 368(b) of the Code.

(2) Under Section 1032 of the Code, no gain or loss will, more likely than not, be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund;

(3) Under Section 361 and 357(a) of the Code, no gain or loss will, more likely than not, be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund or upon the distribution of Acquiring Fund Shares to Shareholders in exchange for such shareholders’ shares of the Target Fund in liquidation of the Target Fund, except for any gain or loss that may be required to be recognized solely or as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

(4) Under Section 354 of the Code, no gain or loss will, more likely than not, be recognized by the Shareholders upon the exchange of their Target Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(5) Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will, more likely than not, be the same as the aggregate tax basis of the Target Fund shares exchanged therefor by such shareholder;

(6) Under Section 1223(1) of the Code, the holding period of Acquiring Fund Shares to be received by each Target Fund Shareholder pursuant to the Reorganization will, more likely than not, include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization;

CM Advisers Family of Funds
______________, 2017

(7) Under Section 362(b) of the Code, the tax basis of the Assets acquired by the Acquiring Fund will, more likely than not, be the same as the tax basis of such Assets to the Target Fund immediately before the Reorganization, except for certain adjustments that may be required to be made solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as result of gain recognized on the transfer of certain assets of the Target Fund; and

(8) Under Section 1223(2) of the Code, the holding period of the Assets in the hands of the Acquiring Fund will, more likely than not, include the period during which those Assets were held by the Target Fund except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund.

The opinion expressed herein is for the exclusive benefit of Target Fund, Trust, Acquiring Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (2) and (4) above, we express no opinion as to the effect of the Reorganization on the Target Fund, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON, LLP